Exhibit 99.1

SELECTED FINANCIAL DATA

The following summary consolidated selected financial data for and as of the years ended December 31, 2008, 2007, 2006, 2005 and 2004 was derived from our audited consolidated financial statements. Our consolidated financial statements for and as of the end of each of the years ended December 31, 2008, 2007, 2006, 2005 and 2004 were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm.

You should read the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and related notes included in this Annual Report (amounts in thousands, except per share data).

	Years ended December 31,
	2008(1) (7)	2007(2) (7)	2006(3) (7)(8)	2005(4) (7) (8)	2004(5) (7) (8)
Operations data:
Net sales	$2,306,371	$2,102,049	$1,700,734	$1,453,731	$969,764
Gross profit	1,188,288	1,058,395	861,325	726,407	485,045
Income from operations	486,161	438,354	337,653	264,899	171,302
Net earnings	281,874	245,705	189,285	149,407	93,574

Per share data:
Basic earnings per share	$3.15	$2.78	$2.18	$1.75	$1.26
Diluted earnings per share	3.01	2.64	2.08	1.70	1.24

Dividends declared	0.30	0.27	0.24	0.22	0.20

Balance sheet data:
Working capital(6)	$239,400	$291,047	$53,946	$12,895	$302,610
Total assets	3,971,538	3,453,184	2,995,359	2,522,306	2,366,404
Long-term debt, less current portion	1,033,689	727,489	726,881	620,958	829,253
Stockholders’ equity	2,003,934	1,794,643	1,496,004	1,262,992	1,131,058

(1)
Includes results from the acquisitions of CBORD Holdings Corp. from February 20, 2008, Chalwyn Ltd. from June 18, 2008, Getloaded.com, LLC from July 17, 2008, Horizon Software Holdings, Inc. from August 27, 2008 and Technolog Holdings Ltd. from September 10, 2008.

(2)
Includes results from the acquisitions of JLT Mobile Computers, Inc. from February 21, 2007, DJ Instruments from February 28, 2007, Roda Deaco Valve, Ltd. from March 22, 2007, Dynamic Instruments, Inc. from June 21, 2007, and Black Diamond Advanced Technology, LLC from September 24, 2007.

(3)
Includes results from the acquisitions of Sinmed Holding International BV from April 5, 2006, Intellitrans, LLC from April 26, 2006, Lumenera Corporation from July 25, 2006, AC Analytic Controls BV from August 8, 2006 and Dynisco Parent, Inc. from November 30, 2006.

(4)	Includes results from the acquisitions of Inovonics Corporation from February 25, 2005, CIVCO Holding, Inc. from June 17, 2005 and MEDTEC, Inc. from November 30, 2005.
(5)	Includes results from the acquisitions of the power generation business of R/D Tech from June 7, 2004 and TransCore Holdings, Inc. from December 13, 2004.
(6)
The years ended December 31, 2008, 2007, 2006 and 2005 include our 3.75% senior subordinated convertible notes, net of debt discount, required to be classified as short-term debt, based upon the triggering of the conversion feature of the notes due to increases in the trading price of the Company’s stock.

(7)
Adjusted to reflect adoption of Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” (“FSP ABP 14-1”).  See Note 1A of the notes to Consolidated Financial Statements.

(8)
The year ended December 31, 2006 includes adjustments for FSP APB 14-1 to increase working capital by $14,100 and shareholders’ equity by $9,165.  The year ended December 31, 2005 includes additional interest expense of $3,768, or $0.04 per basic and diluted earnings per share, and an increase in working capital of $20,313 and shareholders’ equity of $13,204.  The year ended December 31, 2004 includes a reduction of net income of $278, which had no impact on earnings per share, a reduction of long-term debt of $26,111, and an increase in shareholders’ equity of $16,972.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with “Selected Financial Data” and our Consolidated Financial Statements and related Notes included in this Annual Report.

Overview

We are a diversified growth company that designs, manufactures and distributes energy systems and controls, scientific and industrial imaging products and software, industrial technology products and radio frequency products and services. We market these products and services to selected segments of a broad range of markets including RF applications, water, energy, research and medical, education, security and other niche markets.

We pursue consistent and sustainable growth in earnings by emphasizing continuous improvement in the operating performance of our existing businesses and by acquiring other carefully selected businesses. Our acquisitions have represented both bolt-ons and new strategic platforms. We strive for high cash and earnings returns from our acquisition investments. On February 20, 2008, we purchased CBORD Holdings Corp. (“CBORD”), a provider of card systems and integrated security solutions to higher education, healthcare and other markets. On March 20, 2008, we acquired Tech-Pro, Inc. (“Tech-Pro”), a manufacturer of physical testing instruments for the rubber and plastic industries. On June 18, 2008, we purchased Chalwyn Limited (“Chalwyn”), an air shut-off valve provider. On July 17, 2008, we purchased the assets, intellectual property and internet domain names of Getloaded.com, LLC (“Getloaded”), adding new subscribers to our existing freight matching services. On August 27, 2008, we purchased Horizon Software Holdings, Inc. (“Horizon”), a provider of comprehensive software solutions and related services for the K-12 education market. On September 10, 2008 we purchased Technolog Holdings Limited (“Technolog”), an end-to-end solutions provider for network monitoring, pressure management, automatic meter reading and smart metering solutions.

Application of Critical Accounting Policies

Our Consolidated Financial Statements are prepared in conformity with generally accepted accounting principles in the United States, (“GAAP”). A discussion of our significant accounting policies can also be found in the notes to our Consolidated Financial Statements for the year ended December 31, 2008 included in this Annual Report.

GAAP offers acceptable alternative methods for accounting for certain issues affecting our financial results, such as determining inventory cost, depreciating long-lived assets and recognizing revenue. We have not changed the application of acceptable accounting methods or the significant estimates affecting the application of these principles in the last three years in a manner that had a material effect on our financial statements.

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which requires the Company to recognize expense for the grant date fair value of its employee stock option awards. The Company recognizes the expense of all share-based awards on a straight-line basis over the employee’s requisite service period (generally the vesting period of the award).

On January 1, 2007 the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (“FIN 48”). This Interpretation requires the Company to recognize in the consolidated financial statements only those tax positions determined to be “more likely than not” of being sustained upon examination based on the technical merits of the positions.

The preparation of financial statements in accordance with GAAP requires the use of estimates, assumptions, judgments and interpretations that can affect the reported amounts of assets, liabilities, revenues and expenses, the disclosure of contingent assets and liabilities and other supplemental disclosures.

The development of accounting estimates is the responsibility of our management. Our management discusses those areas that require significant judgments with the audit committee of our Board of Directors. The audit committee has reviewed all financial disclosures in our annual filings with the SEC. Although we believe the positions we have taken with regard to uncertainties are reasonable, others might reach different conclusions and our positions can change over time as more information becomes available. If an accounting estimate changes, its effects are accounted for prospectively.

Our most significant accounting uncertainties are encountered in the areas of accounts receivable collectibility, inventory valuation, future warranty obligations, revenue recognition (percent of completion), income taxes and goodwill and indefinite-lived asset analyses. These issues, except for income taxes, which are not allocated to our business segments, affect each of our business segments. These issues are evaluated primarily using a combination of historical experience, current conditions and relatively short-term forecasting.

Accounts receivable collectibility is based on the economic circumstances of customers and credits given to customers after shipment of products, including in certain cases credits for returned products. Accounts receivable are regularly reviewed to determine customers who have not paid within agreed upon terms, whether these amounts are consistent with past experiences, what historical experience has been with amounts deemed uncollectible and the impact that current and near-term forecast economic conditions might have on collection efforts in general and with specific customers. The returns and other sales credit allowance is an estimate of customer returns, exchanges, discounts or other forms of anticipated concessions and is treated as a reduction in revenue. The returns and other sales credits histories are analyzed to determine likely future rates for such credits. At December 31, 2008, our allowance for doubtful accounts receivable was $11.2 million and our allowance for sales returns and sales credits was $1.5 million, for a total of $12.7 million, or 3.2% of total gross accounts receivable.  This percentage is influenced by the risk profile of the underlying receivables, and the timing of write-offs of accounts deemed uncollectible. The total allowance at December 31, 2008 is $0.8 million higher than at December 31, 2007 and is unchanged as a percent of sales.

We regularly compare inventory quantities on hand against anticipated future usage, which we determine as a function of historical usage or forecasts related to specific items in order to evaluate obsolescence and excessive quantities. When we use historical usage, this information is also qualitatively compared to business trends to evaluate the reasonableness of using historical information as an estimate of future usage. Business trends can change rapidly and these events can affect the evaluation of inventory balances. At December 31, 2008, inventory reserves for excess and obsolete inventory were $30.1 million, or 13.9% of gross inventory cost, as compared to $28.4 million, or 14.0% of gross inventory cost, at December 31, 2007. The inventory reserve as a percent of gross inventory cost will continue to fluctuate based upon specific identification of reserves needed based upon changes in our business as well as the physical disposal of our obsolete inventory.

Most of our sales are covered by warranty provisions that generally provide for the repair or replacement of qualifying defective items for a specified period after the time of sale, typically 12 months. Future warranty obligations are evaluated using, among other factors, historical cost experience, product evolution and customer feedback. Our expense for warranty obligations was less than 1% of net sales for each of the years ended December 31, 2008, 2007, and 2006.

Revenues related to the use of the percentage-of-completion method of accounting are dependent on a comparison of total costs incurred compared with total estimated costs for a project. During the year ended December 31, 2008, we recognized revenue of approximately $127.9 million using this method, primarily for major turn-key, longer term toll and traffic and energy projects. Approximately $135.5 million and $94.8 million of revenue was recognized using this method during the years ended December 31, 2007 and December 31, 2006, respectively. At December 31, 2008, approximately $206.8 million of revenue related to unfinished percentage-of-completion contracts had yet to be recognized. Contracts accounted for under this method are generally not significantly different in profitability from revenues accounted for under other methods.

Income taxes can be affected by estimates of whether and within which jurisdictions future earnings will occur and if, how and when cash is repatriated to the United States, combined with other aspects of an overall income tax strategy. Additionally, taxing jurisdictions could retroactively disagree with our tax treatment of certain items, and some historical transactions have income tax effects going forward. Accounting rules require these future effects to be evaluated using current laws, rules and regulations, each of which can change at any time and in an unpredictable manner. During 2008, our effective income tax rate was 34.3%, which was lower than the 2007 rate of 34.8%, due primarily to certain foreign tax planning initiatives.

Roper accounts for goodwill in a purchase business combination as the excess of the cost over the fair value of net assets acquired. Business combinations can also result in other intangible assets being recognized. Amortization of intangible assets, if applicable, occurs over their estimated useful lives. SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) requires companies to cease amortizing goodwill that existed at June 30, 2001 and establishes a two-step method for testing goodwill for impairment on an annual basis (or an interim basis if an event occurs that might reduce the fair value of a reporting unit below its carrying value). Total goodwill includes 25 different business components with individual amounts ranging from zero to approximately $502 million. SFAS 142 also requires that an identifiable intangible asset that is determined to have an indefinite useful economic life not be amortized, but separately tested for impairment using a one-step fair value based approach. Roper conducts these reviews for all of its reporting units during the fourth quarter of the fiscal year. No impairment resulted from the annual reviews performed in 2008.

Results of Operations

 The following table sets forth selected information for the years indicated. Dollar amounts are in thousands and percentages are of net sales.

	Years ended December 31,
Net sales	2008(4)	2007(4)	2006(4)
Industrial Technology	$687,622	$644,436	$549,993
Energy Systems and Controls(1)	548,214	516,420	343,699
Scientific and Industrial Imaging(2)	375,542	376,163	338,906
RF Technology(3)	694,993	565,030	468,136
Total	$2,306,371	$2,102,049	$1,700,734

Gross profit:
Industrial Technology	48.5%	48.2%	47.9%
Energy Systems and Controls	53.8	53.6	54.2
Scientific and Industrial Imaging	55.0	54.9	56.8
RF Technology	50.8	46.8	46.8
Total	51.5	50.4	50.6

Operating profit:
Industrial Technology	25.9%	25.6%	23.4%
Energy Systems and Controls	23.1	24.5	26.3
Scientific and Industrial Imaging	19.9	19.5	21.4
RF Technology	23.0	20.7	17.3
Total	23.4	22.9	21.9

Corporate administrative expenses	(2.3)%	(2.0)%	(2.0)%
Income from continuing operations	21.1	20.9	19.9
Interest expense	(2.6)	(2.9)	(3.0)
Loss on extinguishment of debt	(0.1)	—	—
Other income/(expense)	0.2	(0.1)	—
Income from continuing operations before taxes	18.6	17.9	16.9
Income taxes	(6.5)	(6.2)	(5.8)

Net earnings	12.4%	11.7%	11.1%

(1)
Includes results from the acquisitions of Tech-Pro from March 20, 2008, Chalwyn from June 18, 2008, DJ Instruments from February 28, 2007, Roda Deaco from March 22, 2007, Dynamic Instruments from June 21, 2007, AC Controls from August 8, 2006 and Dynisco from November 30, 2006.

(2)	Includes results from the acquisitions of JLT from February 21, 2007, Sinmed from April 5, 2006, and Lumenera from July 25, 2006.
(3)
Includes results from the acquisitions of CBORD from February 20, 2008, Getloaded from July 17, 2008, Horizon from August 27, 2008, Technolog from September 10, 2008, Black Diamond from September 24, 2007, and Intellitrans from April 26, 2006.

(4)
Adjusted to reflect adoption of Financial Accounting Standards Board Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”  See Note 1A of the notes to the Consolidated Financial Statements.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Net sales for the year ended December 31, 2008 were $2.31 billion as compared to sales of $2.10 billion for the year ended December 31, 2007, an increase of 9.7%. This increase was the result of sales from acquired companies and internal growth. Our 2008 results included a full year of sales from our 2007 acquisitions of JLT, DJ Instruments, Roda Deaco, Dynamic Instruments and Black Diamond. These results also included ten months of sales from CBORD, nine months from Tech-Pro, six months from Chalwyn, five months from Getloaded, four months from Horizon and three months from Technolog. Net sales of these acquisitions accounted for approximately $133 million of our 2008 net sales increase over 2007 and growth of our other business accounted for $71 million of the increase, or internal growth of 3.4% including a 1% foreign currency exchange impact.

Our Scientific and Industrial Imaging segment reported a $0.6 million or 0.2% decrease in net sales for the year ended December 31, 2008 over the year ended December 31, 2007. The decrease was attributable to the year over year impact of the removal of the Redlake motion camera product line. Internal growth for 2008 was 0.8% led by increased sales in our medical businesses, partially offset by slowing sales in our industrial camera businesses.

In our Energy Systems and Controls segment, net sales for the year ended December 31, 2008 increased by $31.8 million or 6.2% over the year ended December 31, 2007. Approximately $18 million of the increase was due to full year results from the 2007 acquisitions of DJ Instruments, Roda Deaco, and Dynamic Instruments, as well as partial year results from the 2008 acquisitions of Tech-Pro and Chalwyn. Internal growth was approximately $14 million or 2.8%, led by strength in our protective technology and oil and gas pipeline controls businesses.

Net sales for our Industrial Technology segment increased by $43.2 million or 6.7% for the year ended December 31, 2008 over the year ended December 31, 2007. The increase was due to broad-based moderate growth in all businesses in this segment.

In our RF Technology segment, net sales for the year ended December 31, 2008 increased by $130.0 million or 23.0% over the year ended December 31, 2007. The partial year results from the acquisitions of CBORD, Getloaded, Horizon, and Technolog and full-year results of 2007 acquisitions accounted for approximately $119 million of the increase. Internal growth increased 1.9% due to growth in our intelligent traffic systems business, offset by anticipated declines in our large Middle East project as it transitions from the design and installation phase to operations and maintenance.

Our overall gross profit percentage was 51.5% for the year ended December 31, 2008, as compared to 50.4% for the year ended December 31, 2007 due to operating leverage on increased sales. Our Industrial Technology, Energy Systems and Controls, and Scientific and Industrial Imaging segments gross margins were relatively unchanged in 2008 as compared to 2007. Our RF Technology segment gross margins increased to 50.8% in 2008 as compared to 46.8% in 2007, due to the favorable mix within existing businesses and higher gross margins at acquired businesses.

Selling, general and administrative (“SG&A”) expenses increased to 30.4% of net sales for the year ended December 31, 2008 from 29.5% of net sales for the year ended December 31, 2007. The increase is primarily due to the higher SG&A structure in our education market businesses within the RF Technology segment. In addition, corporate expenses increased due to higher equity compensation costs and the additional costs to the Company due to the increase in Roper’s stock price on the grant dates of stock awards.

Interest expense increased $2.0 million, or 3.3%, for the year ended December 31, 2008 compared to the year ended December 31, 2007, primarily due to higher average debt balances throughout 2008, offset by lower interest rates on our variable debt throughout the year.

The change in other income for the year ended December 31, 2008 as compared to the year ended December 31, 2007 was primarily due to foreign exchange gains at our non-U.S. based companies on U.S. dollar cash, receivables and payables balances as the U.S. dollar strengthened against most currencies in the fourth quarter of 2008. These foreign exchange gains were offset by a $3.1 million pre-tax debt restructuring charge in the third quarter of 2008 related to the refinancing of our credit facility.

During 2008, our effective income tax rate was 34.3% versus 34.8% in 2007. This decrease was due primarily to certain foreign tax planning initiatives.

At December 31, 2008, the functional currencies of our European and Canadian subsidiaries were weaker against the U.S. dollar compared to currency exchange rates at December 31, 2007. The net result of these changes led to a decrease in the foreign exchange component of comprehensive earnings of $86.7 million in the year ending December 31, 2008. Approximately $59.8 million of these adjustments related to goodwill and are not expected to directly affect our projected future cash flows. For the entire year of 2008, operating profit increased by less than 1% of sales due to fluctuations in non-U.S. currencies.

The following table summarizes our net sales order information for the years ended December 31, 2008 and 2007 (dollar amounts in thousands).
	2008	2007	change
Industrial Technology	$656,176	$639,348	2.6%
Energy Systems and Controls	541,472	525,899	3.0
Scientific and Industrial Imaging	383,543	377,653	1.6
RF Technology	722,670	575,100	25.7
Total	$2,303,861	$2,118,000	8.8%

The increase in sales orders is due to internal growth of 2.3% with the remainder from acquisitions. The Industrial Technology segment net orders strengthened in most markets over the prior year.  Net orders in the Energy Systems and Controls segment increased due to the 2007 and 2008 acquisitions.  Scientific and Industrial Imaging net orders increased due to strength in our medical business and camera sales into the security and teleconferencing application markets, offset by decreases in industrial cameras sales.  The RF Technology segment experienced strong order growth for projects in the tolling and traffic control businesses.

The following table summarizes sales order backlog information at December 31, 2008 and 2007 (dollar amounts in thousands). Roper’s policy is to include in backlog only orders scheduled for shipment within twelve months.

	2008	2007	change
Industrial Technology	$59,128	$93,076	(36.5)%
Energy Systems and Controls	84,997	93,102	(8.7)
Scientific and Industrial Imaging	80,020	74,834	6.9
RF Technology	365,669	271,305	34.8
Total	$589,814	$532,317	10.8%

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Net sales for the year ended December 31, 2007 were $2.10 billion as compared to sales of $1.70 billion for the year ended December 31, 2006, an increase of 23.6%. This increase was the result of sales from acquired companies and strong internal growth. Our 2007 results included a full year of sales from our 2006 acquisitions of Sinmed, Intellitrans, Lumenera, AC Controls, and Dynisco. These results also included ten months of sales from JLT and DJ Instruments, nine months from Roda Deaco, six months from Dynamic Instruments and three months from Black Diamond, all purchased in 2007. Net sales of these acquisitions accounted for approximately $158 million of our 2007 net sales increase over 2006 and growth of our other business accounted for $243 million of the increase, or internal growth of 14.5% including a 2% foreign currency exchange impact.

Our Scientific and Industrial Imaging segment reported an increase in net sales of $37.3 million or 11.0% for the year ended December 31, 2007 over the year ended December 31, 2006. The increase was attributable to the full-year impact of Sinmed and Lumenera acquired in 2006, and partial year impact of JLT in 2007, which accounted for approximately $23 million of the increase over prior year. Internal growth was 4.2%, which was related to increased sales in the electron microscopy market due to higher demand from OEM customers, offset by weakness in our motion camera product line and decreased sales of handheld computers due to supplier issues encountered during the year. The supplier issues were resolved in 2007 and did not impact operations in 2008.

In our Energy Systems and Controls segment, net sales for the year ended December 31, 2007 increased by $172.7 million or 50.3% over the year ended December 31, 2006. Approximately $127 million of the increase was due to full year results from the 2006 acquisitions of AC Controls and Dynisco, as well as partial year results for DJ Instruments, Roda Deaco, and Dynamic Instruments. Internal growth was approximately $45 million or 14%, primarily from strength in the oil and gas related businesses, which have benefited from the strong global oil and gas market, as well as improved market penetration in our control valve business.

Net sales for our Industrial Technology segment increased by $94.4 million or 17.2% for the year ended December 31, 2007 over the year ended December 31, 2006. The increase was due primarily to high market penetration for our new radio-frequency integrated water meter at Neptune Technologies, accounting for 63% of the year over year growth. In addition, sales in our materials testing businesses were up $19 million over the prior year due to increased unit sales.

In our RF Technology segment, net sales for the year ended December 31, 2007 increased by $96.9 million or 20.7% over the year ended December 31, 2006. The full-year results of Intellitrans, purchased in April, 2006, and four months from the acquisition of Black Diamond on September 24, 2007, accounted for approximately $7 million of the increase. Internal growth increased 19.3% due to strong performance in our traffic and tolling business, which benefited in 2007 from a large Middle East project that continued into 2008.

Our overall gross profit percentage was 50.4% for the year ended December 31, 2007, as compared to 50.6% for the year ended December 31, 2006. Industrial Technology gross margins increased to 48.2% as compared to 47.9% in the prior year. Our Energy Systems and Controls segment gross margins decreased to 53.6% in 2007 as compared to 54.2% in 2006, due to the mix change within the segment caused by the inclusion of the lower gross margin Dynisco business.  Our Scientific and Industrial Imaging segment gross margins were 54.9% in 2007 as compared to 56.8% in 2006, due primarily to the additional costs related to the DAP touch screen quality issue. Our RF Technology segment gross margins remained constant at 46.8% in both 2007 and 2006.

Selling, general and administrative expenses decreased to 29.5% of net sales for the year ended December 31, 2007 from 30.8% of net sales for the year ended December 31, 2006. The decrease is due to leverage from higher sales while making a conscious effort to control general and administrative expenses.

Interest expense increased $7.8 million, or 15.4%, for the year ended December 31, 2007 compared to the year ended December 31, 2006, primarily due to higher average debt balances throughout 2007 related to the November 30, 2006 acquisition of Dynisco, and additional borrowings throughout the year for the 2007 acquisitions offset by payments on these balances throughout the year.

The change in other income for the year ended December 31, 2007 as compared to the year ended December 31, 2006 was primarily due to foreign exchange losses at our non-U.S. based companies on U.S. dollar cash, receivables and payables balances as the U.S. dollar weakened against most currencies in 2007.

During 2007, our effective income tax rate was 34.8% versus 34.0% in 2006. This increase was due primarily to the expiration of the extraterritorial income inclusion offset somewhat by an increased benefit from our foreign rate differential.

At December 31, 2007, the functional currencies of our European and Canadian subsidiaries were stronger against the U.S. dollar compared to currency exchange rates at December 31, 2006. The net result of these changes led to an increase in the foreign exchange component of comprehensive earnings of $52.3 million in the year period ending December 31, 2007. Approximately $34.8 million of these adjustments related to goodwill and are not expected to directly affect our projected future cash flows. For the entire year of 2007, operating profit increased by approximately 1% of sales due to fluctuations in non-U.S. currencies.

The following table summarizes our net sales order information for the years ended December 31, 2007 and 2006 (dollar amounts in thousands).

	2007	2006	change
Industrial Technology	$639,348	$589,322	8.5%
Energy Systems and Controls	525,899	346,880	51.6
Scientific and Industrial Imaging	377,653	341,178	10.7
RF Technology	575,100	511,188	12.5
Total	$2,118,000	$1,788,568	18.4%

The increase in sales orders is due to internal growth of 9.7% with the remainder from acquisitions. The Industrial Technology segment net orders strengthened in most markets over the prior year. Net orders in the Energy Systems and Controls segment increased due to the 2006 and 2007 acquisitions, which accounted for 38.7% of the increase. In addition, there was strong internal growth in our fluid properties testing, non-destructive testing and valve and control businesses. Scientific and Industrial Imaging net orders increased from the inclusion of orders from 2006 and 2007 acquisitions, and also from stronger orders in the electron microscopy market, which led to the higher backlog at 2007 in the Scientific and Industrial Imaging segment. The RF Technology segment experienced strong order growth including a significant international project which began in the fourth quarter of 2006 and continued throughout 2007.

The following table summarizes sales order backlog information at December 31, 2007 and 2006 (dollar amounts in thousands). Roper’s policy is to include in backlog only orders scheduled for shipment within twelve months.

	2007	2006	change
Industrial Technology	$93,076	$95,539	(2.6)%
Energy Systems and Controls	93,102	79,217	17.5
Scientific and Industrial Imaging	74,834	68,600	9.1
RF Technology	271,305	261,243	3.9
Total	$532,317	$504,599	5.5%

Financial Condition, Liquidity and Capital Resources

Net cash provided by operating activities was $434.4 million for the year ended December 31, 2008, $343.8 million for the year ended December 31, 2007 and $262.5 million for the year ended December 31, 2006. The 2008 increase was primarily due to higher earnings over the prior year and improved receivables collection. Cash used by investing activities during 2008, 2007, and 2006 were primarily business acquisition costs. Cash from financing activities during each of these years was largely debt repayments and borrowings for acquisitions. Financing activities in 2008 included replacing our previous $1.355 billion secured credit facility with our current $1.1 billion unsecured credit facility and the issuance of our $500 million senior notes.

Net working capital (current assets, excluding cash, less total current liabilities, excluding debt) was $294.9 million at December 31, 2008 compared to $305.9 million at December 31, 2007. We acquired approximately $7.9 million of net current assets through business acquisitions during 2008.

Total debt was $1.3 billion at December 31, 2008 (38.7% of total capital) compared to $1.1 billion at December 31, 2007 (36.9% of total capital). Our increased debt at December 31, 2008 compared to December 31, 2007 was due to the replacement of our previous $1.355 billion secured credit facility with our current $1.1 billion unsecured credit facility and the issuance of our $500 million senior notes.

Our $1.1 billion credit facility consists of a two year $350 million term loan and a five year $750 million revolving loan. The weighted average interest rate on the borrowings under the facility at December 31, 2008 was 1.90%. At December 31, 2008, our debt consisted of $230 million in senior subordinated convertible notes due in 2034, $500 million in senior notes due 2013, the $350 million term loan due 2010 and $179 million on the revolving loan. In addition, we had $8.5 million of other debt in the form of capital leases and several smaller facilities that allow for borrowings or the issuance of letters of credit in various foreign locations to support our non-U.S. businesses. The Company had $51.1 million of outstanding letters of credit at December 31, 2008, of which $47.3 million were covered by our lending group, thereby reducing its remaining revolving credit capacity commensurately. We expect that our available borrowing capacity, combined with existing cash balances and cash flows expected to be generated from existing businesses, will be sufficient to fund normal operating requirements and finance additional acquisitions.

We were in compliance with all debt covenants related to our credit facilities throughout the year ended December 31, 2008.

Capital expenditures of $30.0 million, $30.1 million and $32.2 million were incurred during 2008, 2007 and 2006, respectively. In the future, we expect capital expenditures as a percentage of sales to be less than 2% of annual sales.

Description of Certain Indebtedness

Senior Unsecured Credit Facility - On July 7, 2008, the Company entered into a new $1.1 billion unsecured credit facility with JPMorgan Chase Bank, N.A., as administrative agent, and a syndicate of lenders, which replaces its $1.355 billion amended and restated secured credit facility, dated as of December 13, 2004. The $1.1 billion facility is composed of a $350 million term loan facility maturing July 7, 2010 and a five year $750 million revolving credit facility maturing July 7, 2013. The Company may also, subject to compliance with specified conditions, request additional term loans or revolving credit commitments in an aggregate amount not to exceed $350 million.

The facility contains various affirmative and negative covenants which, among other things, limit our ability to incur new debt, prepay subordinated debt, make certain investments and acquisitions, sell assets and grant liens, make restricted payments (including the payment of dividends on our common stock) and capital expenditures, or change our line of business. We also are subject to financial covenants which require us to limit our consolidated total leverage ratio and to maintain a consolidated interest coverage ratio. The most restrictive covenant is the consolidated total leverage ratio which is limited to 3.5.

Senior Notes - On August 6, 2008, we issued $500 million aggregate principal amount of 6.625% senior notes due August 15, 2013 (the “Notes”).  The Notes bear interest at a fixed rate of 6.625% per year, payable semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2009. The interest payable on the Notes is subject to adjustment if either Moody’s Investors Service or Standard & Poor’s Ratings Services downgrades the rating assigned to the Notes.

We may redeem some or all of the Notes at any time or from time to time, at 100% of their principal amount plus a make-whole premium based on a spread to U.S. Treasury securities as described in the indenture relating to the Notes.

The Notes are unsecured senior obligations of the Company and rank equally in right of payment with all of the Company’s existing and future unsecured and unsubordinated indebtedness. The Notes are effectively subordinated to any of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes are not guaranteed by any of the Company’s subsidiaries and are effectively subordinated to all existing and future indebtedness and other liabilities of the Company’s subsidiaries.

Senior Subordinated Convertible Notes - In December 2003, we issued $230 million of senior subordinated convertible notes at an original issue discount of 60.498%, resulting in an effective yield of 3.75% per year to maturity. Interest on the notes is payable semiannually, beginning July 15, 2004, until January 15, 2009. After that date, we will not pay cash interest on the notes prior to maturity unless contingent cash interest becomes payable. Instead, after January 15, 2009, interest will be recognized at the effective rate of 3.75% and will represent accrual of original issue discount, excluding any contingent cash interest that may become payable. We will pay contingent cash interest to the holders of the notes during any six month period commencing after January 15, 2009 if the average trading price of a note for a five trading day measurement period preceding the applicable six month period equals 120% or more of the sum of the issue price, accrued original issue discount and accrued cash interest, if any, for such note. The contingent cash interest payable per note in respect of any six month period will equal the annual rate of 0.25%.

The notes are unsecured senior subordinated obligations, rank junior to our existing and future senior secured indebtedness and rank equally with our existing and future senior subordinated indebtedness.

As originally issued, each $1,000 principal amount of the notes will be convertible at the option of the holder into 12.422 shares of our common stock (giving effect to the 2-for-1 stock split effective August 26, 2005 and subject to further adjustment), if (i) the sale price of our common stock reaches, or the trading price of the notes falls below, specified thresholds, (ii) if the notes are called for redemption or (iii) if specified corporate transactions have occurred. Upon conversion, we would have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock. On November 19, 2004, the Company began a consent solicitation to amend the notes such that the Company would pay the same conversion value upon conversion of the notes, but would change how the conversion value is paid. In lieu of receiving exclusively shares of common stock or cash upon conversion, noteholders would receive cash up to the value of the accreted principal amount of the notes converted and, at the Company’s option, any remainder of the conversion value would be paid in cash or shares of common stock. The consent solicitation was successfully completed on December 6, 2004 and the amended conversion provisions were adopted.

Holders may require us to purchase all or a portion of their notes on January 15, 2009, January 15, 2014, January 15, 2019, January 15, 2024, and January 15, 2029, at stated prices plus accrued cash interest, if any, including contingent cash interest, if any. We may only pay the purchase price of such notes in cash and not in common stock.

We may redeem for cash all or a portion of the notes at any time on or after January 15, 2009 at redemption prices equal to the sum of the issue price plus accrued original issue discount and accrued cash interest, if any, including contingent cash interest, if any, on such notes to the applicable redemption date.

As of September 30, 2005, the senior subordinated convertible notes were reclassified from long term to short term debt as the notes became convertible on October 1, 2005 based upon the Company’s common stock trading above the trigger price for at least 20 trading days during the 30 consecutive trading-day period ending on September 30, 2005.

In accordance with EITF 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share,” the Company is required to include in its diluted weighted-average common share calculation an increase in shares based upon the difference between the Company’s average closing stock price for the period and the conversion price of $31.80. This is calculated using the treasury stock method.

In accordance with FSP APB 14-1 we separately account for the liability and equity components of our 3.75% senior subordinated convertible notes in a manner that reflects our nonconvertible debt borrowing rate when interest cost is recognized.  See Note 1A of the notes to the Consolidated Financial Statement regarding the effect of the retrospective adoption of this FSP.

Contractual Cash Obligations and Other Commercial Commitments and Contingencies

The following tables quantify our contractual cash obligations and commercial commitments at December 31, 2008, as adjusted – see Note 1A (dollars in thousands).

Contractual Cash Obligations	Total	Payments Due in Fiscal Year
		2009	2010	2011	2012	2013	Thereafter

Long-term debt	$1,260, 367	$231,367	$350,000	$—	$—	$679,000	$—
Senior Note interest	169,306	34,598	33,585	33,585	33,677	33,861	—
Capital leases	6,848	2,159	1,847	1,023	523	340	956
Operating leases	99,862	27,635	21,003	13,726	10,374	8,036	19,088
Total	$1,536,383	$295,759	$406,435	$48,334	$44,574	$721,237	$20,044

		Amounts Expiring in Fiscal Year
Other Commercial Commitments	Total Amount Committed	2009	2010	2011	2012	2013	Thereafter
Standby letters of credit and bank guarantees	$51,082	$47,670	$1,262	$319	$85	$1,746	$—

We have excluded $26 million related to the liability for uncertain tax positions under FIN 48 from the tables as the current portion is not material, and we are not able to reasonably estimate the timing of the long term portion of the liability. See Note 8 of the Notes to Consolidated Financial Statements.

At December 31, 2008, the Company had outstanding surety bonds of $239 million.

At December 31, 2008 and 2007, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

We believe that internally generated cash flows and the remaining availability under our various credit facilities will be adequate to finance normal operating requirements and further acquisition activities. Although we maintain an active acquisition program, any further acquisitions will be dependent on numerous factors and it is not feasible to reasonably estimate if or when any such acquisitions will occur and what the impact will be on our activities, financial condition and results of operations. We may also explore alternatives to attract additional capital resources.

We anticipate that our recently acquired businesses as well as our other businesses will generate positive cash flows from operating activities, and that these cash flows will permit the reduction of currently outstanding debt in accordance with the repayment schedule. However, the rate at which we can reduce our debt during 2009 (and reduce the associated interest expense) will be affected by, among other things, the financing and operating requirements of any new acquisitions and the financial performance of our existing companies. None of these factors can be predicted with certainty.

Recently Issued Accounting Standards

See Notes 1 and 1A of the Notes to Consolidated Financial Statements for information regarding the effect of new accounting pronouncements on our financial statements.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Shareholders of Roper Industries, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of stockholders' equity and comprehensive earnings, and of cash flows, present fairly, in all material respects, the financial position of Roper Industries, Inc. and its subsidiaries at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule (not presented herein) listed in the index appearing under Item 15(a)(2) of Roper Industries Inc.'s 2008 Annual Report on Form 10-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.   Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of Roper Industries, Inc.'s 2008 Annual Report on Form 10-K.  Our responsibility is to express opinions on these financial statements, financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 8 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2007.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of Roper Industries, Inc.'s 2008 Annual Report on Form 10-K, management has excluded CBORD Holdings Corp.; Tech-Pro, Inc.; Chalwyn, Ltd.; GetLoaded.com, LLC; Horizon Software International, LLC; and Technolog Holdings Ltd. from its assessment of internal control over financial reporting as of December 31, 2008, because they were acquired by the Company in purchase business combinations during 2008. We have also excluded CBORD Holdings Corp.; Tech-Pro, Inc.; Chalwyn, Ltd.; GetLoaded.com, LLC; Horizon Software International, LLC; and Technolog Holdings Ltd. from our audit of internal control over financial reporting. CBORD Holdings Corp.; Tech-Pro, Inc.; Chalwyn, Ltd.; GetLoaded.com, LLC; Horizon Software International, LLC; and Technolog Holdings Ltd. are wholly-owned subsidiaries whose aggregate total assets and aggregate total revenues represent 7.2% and 5.4%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2008.

PricewaterhouseCoopers LLP
Atlanta, GA
February 27, 2009, except as it relates to the effects of the adoption of FSP APB 14-1, "Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Settlement)," as discussed in Note 1A, as to which the date is May 15, 2009.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2008 and 2007
As adjusted – see Note 1A
 (in thousands, except per share data)

	2008	2007
Assets
Cash and cash equivalents	$178,069	$308,768
Accounts receivable, net	376,855	359,808
Inventories, net	185,919	174,138
Deferred taxes	29,390	27,800
Unbilled Receivables	61,168	60,218
Other current assets	26,906	20,405
Total current assets	858,307	951,137

Property, plant and equipment, net	112,463	107,513
Goodwill	2,118,852	1,706,083
Other intangible assets, net	804,020	613,505
Deferred taxes	28,050	23,854
Other assets	49,846	51,092

Total assets	$3,971,538	$3,453,184

Liabilities and Stockholders' Equity

Accounts payable	$121,807	$115,809
Accrued liabilities	261,682	194,055
Income taxes payable	1,892	24,121
Deferred taxes	—	2,442
Current portion of long-term debt, net	233,526	323,663
Total current liabilities	618,907	660,090

Long-term debt, net of current portion	1,033,689	727,489
Deferred taxes	272,182	224,014
Other liabilities	42,826	46,948
Total liabilities	1,967,604	1,658,541

Commitments and contingencies (Note 13)

Stockholders' equity:
Preferred stock, $0.01 par value per share; 2,000 shares authorized; none outstanding	—	—
Common stock, $0.01 par value per share; 350,000 shares authorized; 91,909 shares issued and 89,721 outstanding at December 31, 2008 and 90,995 shares issued and 88,773 outstanding at December 31, 2007.	919	910
Additional paid-in capital	815,736	774,568
Retained earnings	1,187,467	932,473
Accumulated other comprehensive earnings	21,513	108,732
Treasury stock 2,188 shares at December 31, 2008 and 2,222 shares at December 31, 2007	(21,701)	(22,040)
Total stockholders' equity	2,003,934	1,794,643

Total liabilities and stockholders' equity	$3,971,538	$3,453,184

See accompanying notes to consolidated financial statements.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS
Years ended December 31, 2008, 2007 and 2006
As adjusted – see Note 1A
 (Dollar and share amounts in thousands, except per share data)

	Years ended December 31,
	2008	2007	2006
Net sales	$2,306,371	$2,102,049	$1,700,734
Cost of sales	1,118,083	1,043,654	839,409
Gross profit	1,188,288	1,058,395	861,325
Selling, general and administrative expenses	702,127	620,041	523,672
Income from operations	486,161	438,354	337,653
Interest expense	60,819	58,855	51,015
Loss on extinguishment of debt	3,133	—	—
Other income (expense)	6,607	(2,502)	20
Earnings from continuing operations before income taxes	428,816	376,997	286,658
Income taxes	146,942	131,292	97,373

Net earnings	$281,874	$245,705	$189,285

Earnings per share:
Basic	$3.15	$2.78	$2.18
Diluted	$3.01	$2.64	$2.08

Weighted average common shares outstanding:
Basic	89,468	88,390	86,842
Diluted	93,699	93,229	90,880

See accompanying notes to consolidated financial statements.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE EARNINGS
Years ended December 31, 2008, 2007 and 2006
As adjusted – see Note 1A
 (in thousands, except per share data)

	Common Stock		Additional paid-in capital	Unearned compensation on restricted stock grants	Retained earnings	Accumulated other comprehensive earnings	Treasury stock	Total stockholders equity	Compre-hensive earnings
	Shares	Amount
Balances at December 31, 2005, as reported	85,960	$883	$685,450	$(15,128)	$549,603	$51,731	$(22,751)	$1,249,788	$128,657

Adjustment to adopt FSP APB 14-1	—	—	17,250	—	(4,046)	—	—	13,204	(3,768)

Balances at December 31, 2005, as adjusted	85,960	$883	702,700	(15,128)	545,557	51,731	(22,751)	1,262,992	124,889

Net earnings	—	—	—	—	189,285	—	—	189,285	$189,285
Reclassification due to change in accounting principle-SFAS 123R	—	—	(15,128)	15,128	—	—	—	—	—
Stock option exercises	1,188	12	20,692	—	—	—	—	20,704	—
Treasury stock sold	38	—	1,193	—	—	—	374	1,567	—
Currency translation adjustments, net of $5,802 tax	—	—	—	—	—	17,768	—	17,768	17,768
Stock based compensation	—	—	15,415	—	—	—	—	15,415	—
Restricted stock grants	593	5	(1,410)	—	—	—	—	(1,405)	—
Stock option tax benefit	—	—	11,539	—	—	—	—	11,539	—
Reduction in unrealized gain on derivative, shown net of $(289) tax	—	—	—	—	—	(537)	—	(537)	(537)
Adjustment to adopt SFAS No. 158, net of $159 tax	—	—	—	—	—	(296)	—	(296)	—
Dividends declared ($0.24125 per share)	—	—	—	—	(21,028)	—	—	(21,028)	—
Balances at December 31, 2006	87,779	$900	$735,001	$—	$713,814	$68,666	$(22,377)	$1,496,004	$206,516
Adjustment to adopt FIN No. 48	—	—	—	—	(3,349)	—	—	(3,349)	—
Net earnings	—	—	—	—	245,705	—	—	245,705	$245,705
Stock option exercises	791	8	15,256	—	—	—	—	15,264	—
Treasury stock sold	27	—	1,426	—	—	—	337	1,763	—
Currency translation adjustments, net of $9,979 tax	—	—	—	—	—	42,326	—	42,326	42,326
Stock based compensation	—	—	20,716	—	—	—	—	20,716	—
Restricted stock grants	176	2	(3,560)	—	—	—	—	(3,558)	—
Stock option tax benefit	—	—	5,729	—	—	—	—	5,729	—
Reduction in unrealized gain on derivative, shown net of $(1,217) tax	—	—	—	—	—	(2,260)	—	(2,260)	(2,260)
Dividends declared ($0.2675 per share)	—	—	—	—	(23,697)	—	—	(23,697)	—
Balances at December 31, 2007	88,773	$910	$774,568	$—	$932,473	$108,732	$(22,040)	$1,794,643	$285,771
Net earnings	—	—	—	—	281,874	—	—	281,874	$281,874
Stock option exercises	462	5	11,032	—	—	—	—	11,037	—
Treasury stock sold	34	—	1,555	—	—	—	339	1,894	—
Currency translation adjustments, net of $9,404 tax	—	—	—	—	—	(86,679)	—	(86,679)	(86,679)
Stock based compensation	—	—	30,905	—	—	—	—	30,905	—
Restricted stock grants	452	4	(7,967)	—	—	—	—	(7,963)	—
Stock option tax benefit	—	—	5,643	—	—	—	—	5,643	—
Reduction in unrealized gain on derivative, shown net of $(291) tax	—	—	—	—	—	(540)	—	(540)	(540)
Dividends declared ($0.30 per share)	—	—	—	—	(26,880)	—	—	(26,880)	—
Balances at December 31, 2008	89,721	$919	$815,736	$—	$1,187,467	$21,513	$(21,701)	$2,003,934	$194,655

See accompanying notes to consolidated financial statements.

ROPER INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2008, 2007 and 2006
 (in thousands)

	Years ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net earnings	$281,874	$245,705	$189,285
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation and amortization of property, plant and equipment	33,900	31,805	29,939
Amortization of intangible assets and deferred financing costs	69,208	61,375	52,105
Non-cash stock compensation	30,905	20,688	15,415
Changes in operating assets and liabilities, net of acquired businesses:
Accounts receivable	14,609	(21,243)	(34,580)
Inventories	(8,728)	(489)	(14,442)
Unbilled Receivables	(950)	(30,971)	(5,032)
Accounts payable and accrued liabilities	9,209	14,219	32,943
Income taxes payable	(2,675)	21,508	(6,681)
Other, net	7,086	1,210	3,586
Cash provided by operating activities	434,438	343,807	262,538

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(704,764)	(106,942)	(352,125)
Capital expenditures	(30,047)	(30,107)	(32,153)
Other, net	(4,483)	(5,339)	(2,387)
Cash used in investing activities	(739,294)	(142,388)	(386,665)

Cash flows from financing activities:
Proceeds from senior unsecured term loan	350,000	—	—
Proceeds from senior notes	500,000	—	—
Repayment of borrowings under prior credit facility	(908,620)	—	—
Principal borrowings/(payments) on term notes under prior credit facility	(49,125)	234,500	(32,750)
Borrowings/(payments) under revolving line of credit, net	313,000	(206,900)	158,413
Debt issuance costs	(10,226)	—	—
Cash dividends to stockholders	(25,887)	(22,954)	(20,402)
Treasury stock sales	1,894	1,763	1,567
Stock award tax excess windfall benefit	5,359	7,876	10,771
Proceeds from stock option exercises	11,037	15,263	20,692
Other	487	—	—
Cash provided by financing activities	187,919	29,548	138,291
Effect of exchange rate changes on cash	(13,762)	8,323	2,198

Net increase (decrease) in cash and cash equivalents	(130,699)	239,290	16,362
Cash and cash equivalents, beginning of year	308,768	69,478	53,116

Cash and cash equivalents, end of year	$178,069	$308,768	$69,478

Supplemental disclosures:
Cash paid for:
Interest	$39,063	$50,157	$43,721
Income taxes, net of refunds received	$144,258	$101,908	$93,284
Noncash investing activities:
Net assets of businesses acquired:
Fair value of assets, including goodwill	$774,164	$112,112	$408,571
Liabilities assumed	(69,400)	(5,170)	(56,446)
Cash paid, net of cash acquired	$704,764	$106,942	$352,125

See accompanying notes to consolidated financial statements.

(1)	Summary of Accounting Policies

Basis of Presentation – These financial statements present consolidated information for Roper Industries, Inc. and its subsidiaries (“Roper” or the “Company”). All significant intercompany accounts and transactions have been eliminated.

Nature of the Business – Roper is a diversified growth company that designs, manufactures and distributes energy systems and controls, scientific and industrial imaging products and software, industrial technology products and radio frequency products and services. We market these products and services to selected segments of a broad range of markets, including radio frequency applications, water, energy, research and medical, education, security and other niche markets.

Accounts Receivable - Accounts receivable were stated net of an allowance for doubtful accounts and sales allowances of $12.7 million and $11.9 million at December 31, 2008 and 2007, respectively. Outstanding accounts receivable balances are reviewed periodically, and allowances are provided at such time that management believes reasonable doubt exists that such balances will be collected within a reasonable period of time. The returns and other sales credit allowance is an estimate of customer returns, exchanges, discounts or other forms of anticipated concessions and is treated as a reduction in revenue.

Cash and Cash Equivalents - Roper considers highly liquid financial instruments with remaining maturities at acquisition of three months or less to be cash equivalents. Roper had no cash equivalents at December 31, 2008 and $198 million at December 31, 2007.

Earnings per Share – Basic earnings per share were calculated using net earnings and the weighted average number of shares of common stock outstanding during the respective year. Diluted earnings per share were calculated using net earnings and the weighted average number of shares of common stock and potential common stock outstanding during the respective year. Potentially dilutive common stock consisted of stock options, restricted stock awards and the premium over the conversion price on our senior subordinated convertible notes based upon the trading price of the company’s common stock. The effects of potential common stock were determined using the treasury stock method (in thousands).

	Years ended December 31,
	2008	2007	2006
Basic shares outstanding	89,468	88,390	86,842
Effect of potential common stock
Common stock awards	1,155	1,511	1,823
Senior subordinated convertible notes	3,076	3,328	2,215
Diluted shares outstanding	93,699	93,229	90,880

As of and for the years ended December 31, 2008, 2007 and 2006, there were 190,000, 29,000 and 79,000 outstanding stock options that were not included in the determination of diluted earnings per share because doing so would have been antidilutive.

Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Fair Value of Financial Instruments - Roper’s long-term debt at December 31, 2008 included $500 million of fixed-rate notes, the interest rate on which was 1.8% lower than prevailing market rates which results in a valuation of approximately $465 million. Our short-term debt included $230 million of fixed-rate notes which were at fair value due to the short term nature of the debt. Most of Roper’s other borrowings at December 31, 2008 were at various interest rates that adjust relatively frequently under its $1.1 billion credit facility. The fair value for each of these borrowings at December 31, 2008 was estimated to be the face value of these borrowings.

Foreign Currency Translation - Assets and liabilities of subsidiaries whose functional currency is not the U.S. dollar were translated at the exchange rate in effect at the balance sheet date, and revenues and expenses were translated at average exchange rates for the period in which those entities were included in Roper’s financial results. Translation adjustments are reflected as a component of other comprehensive earnings.

Impairment of Long-Lived Assets – The Company determines whether there has been an impairment of long-lived assets, excluding goodwill and identifiable intangible assets that are determined to have indefinite useful economic lives, when certain indicators of impairment are present. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future gross, undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value is required. Future adverse changes in market conditions or poor operating results of underlying long-lived assets could result in losses or an inability to recover the carrying value of the long-lived assets that may not be reflected in the assets’ current carrying value, thereby possibly requiring an impairment charge in the future.

Income Taxes – Roper is a U.S.-based multinational company and the calculation of its worldwide provision for income taxes requires analysis of many factors, including income tax systems that vary from country to country, and the United States’ treatment of non-U.S. earnings. The Company provides income taxes for unremitted earnings of foreign subsidiaries that are not considered permanently reinvested overseas. As of December 31, 2008, the approximate amount of earnings of foreign subsidiaries that the Company considers permanently reinvested and for which deferred taxes have not been provided was approximately $238 million. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability that would be payable if such earnings were not reinvested indefinitely.

On January 1, 2007 the Company adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109.”  This Interpretation requires the Company to recognize in the consolidated financial statements only those tax positions determined to be “more likely than not” of being sustained upon examination based on the technical merits of the positions. As a result of the adoption of FIN 48, the Company recorded an increase of $3.3 million in the liability for unrecognized tax benefits, which was accounted for as a decrease to the January 1, 2007 balance of retained earnings.

Certain assets and liabilities have different bases for financial reporting and income tax purposes. Deferred income taxes have been provided for these differences.

Goodwill and Other Intangibles – Roper accounts for goodwill in a purchase business combination as the excess of the cost over the fair value of net assets acquired. Business combinations can also result in other intangible assets being recognized. Amortization of intangible assets, if applicable, occurs over their estimated useful lives. SFAS No. 142, “Goodwill and Other Intangible Assets,” requires companies to cease amortizing goodwill that existed at June 30, 2001 and establishes a two-step method for testing goodwill for impairment on an annual basis (or an interim basis if an event occurs that might reduce the fair value of a reporting unit below its carrying value). Total goodwill includes 25 different business components with individual amounts ranging from zero to approximately $502 million. SFAS 142 also requires that an identifiable intangible asset that is determined to have an indefinite useful economic life not be amortized, but separately tested for impairment using a one-step fair value based approach. Roper conducts these reviews for all of its reporting units during the fourth quarter of the fiscal year. No impairment resulted from the annual reviews performed in 2008.

Inventories - Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method. The Company writes down its inventory for estimated obsolescence or excess inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Other Comprehensive Earnings – Comprehensive earnings includes net earnings and all other non-owner sources of changes in a company’s net assets. The differences between net earnings and comprehensive earnings were currency translation adjustments and the unrealized gain related to an interest rate swap, net of tax.

Property, Plant and Equipment and Depreciation and Amortization - Property, plant and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided for using principally the straight-line method over the estimated useful lives of the assets as follows:

Buildings	20-30 years
Machinery	8-12 years
Other equipment	3-5 years

Capitalized Software – The Company accounts for capitalized software under Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.”  Among other provisions, SOP 98-1 requires that entities capitalize certain internal-use software costs once certain criteria are met. Under SOP 98-1, overhead, general and administrative and training costs are not capitalized. Capitalized software was $14.5 million and $11.3 million at December 31, 2008 and 2007, respectively.

Recently Released Accounting Pronouncements – In June 2008, the FASB issued FASB Staff Position (“FSP”) EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 clarified that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common shareholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008. The implementation of this standard will not have a material impact on our consolidated financial position and results of operations.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the United States for non-governmental entities. SFAS 162 is effective 60 days following approval by the SEC of the Public Company Accounting Oversight Board’s amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” We do not expect SFAS 162 to have a material impact on the preparation of our consolidated financial statements.

In April 2008, the FASB issued FSP No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB Statement No. 142, “Goodwill and Other Intangible Assets”. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. FSP 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. Early adoption is prohibited. The adoption of FSP 142-3 will require certain additional disclosures beginning January 1, 2009 and application to useful life estimates prospectively for intangible assets acquired after December 31, 2008.  We are currently evaluating the impact, if any, that FSP 142-3 will have on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133,” (“SFAS 161”) which requires enhanced disclosures about an entity’s derivative and hedging activities. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. This Statement will not impact the Company’s consolidated financial position as it is disclosure-only in nature.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS 157”) which clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FSP 157-2 “Partial Deferral of the Effective Date of Statement 157” (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS 157, for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. The adoption of SFAS 157 did not have a material effect on the consolidated financial position for fair value measurements made during 2008. While the Company does not expect the adoption of this Statement to have a material impact on its consolidated financial position in subsequent reporting periods, the Company continues to monitor any additional implementation guidance that is issued that addresses the fair value measurements for certain financial assets, nonfinancial assets and nonfinancial liabilities not disclosed at fair value in the financial statements on at least an annual basis.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures the assets acquired, liabilities assumed, and any noncontrolling interest (previously referred to as minority interest) in the acquiree. The provisions of SFAS 141(R) are effective for business combinations occurring on or after January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 establishes requirements for ownership interests in subsidiaries held by parties other than the Company (sometimes called “minority interests”) be clearly identified, presented, and disclosed in the consolidated statement of financial position within equity, but separate from the parent’s equity. All changes in the parent’s ownership interests are required to be accounted for consistently as equity transactions and any noncontrolling equity investments in deconsolidated subsidiaries must be measured initially at fair value. SFAS 160 is effective, on a prospective basis, for fiscal years beginning after December 15, 2008. However, presentation and disclosure requirements must be retrospectively applied to comparative financial statements. The Company is currently assessing the impact of SFAS 160 on its consolidated financial position and results of operations.

Research and Development - Research and development costs include salaries and benefits, rents, supplies, and other costs related to various products under development. Research and development costs are expensed in the period incurred and totaled $87.4 million, $67.9 million and $58.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.

Revenue Recognition and Product Warranties – The Company recognizes revenue when all of the following criteria are met:
•	persuasive evidence of an arrangement exists
•	delivery has occurred or services have been rendered
•	the seller’s price to the buyer is fixed or determinable, and
•	collectibility is reasonably assured.

In addition, the Company recognizes revenue from the sale of product when title and risk of loss pass to the customer, which is generally when product is shipped. The Company recognizes revenue from services rendered upon customer acceptance. Revenues under certain relatively long-term and relatively large-value construction projects are recognized under the percentage-of-completion method using the ratio of costs incurred to total estimated costs as the measure of performance. The Company recognized revenues of approximately $127.9 million, $135.5 million and $94.8 million for the years ended December 31, 2008, 2007 and 2006, respectively, using this method. Estimated losses on any projects are recognized as soon as such losses become known.

The Company sells certain of its products to customers with a product warranty that provides that customers can return a defective product during a specified warranty period following the purchase in exchange for a replacement product, repair at no cost to the customer or the issuance of a credit to the customer. The Company accrues its estimated exposure to warranty claims based upon current and historical product sales date, warranty costs incurred and any other related information known to the Company.

Stock-Based Compensation – Effective January 1, 2006, Roper adopted the provisions of SFAS 123R, which requires recognition of expense for the grant date fair value of its employee stock option awards. The Company estimates the fair value of its option awards using the Black-Scholes option valuation model and recognizes the expense of all share-based awards on a straight-line basis over the employee’s requisite service period (generally the vesting period of the award).

Effective January 1, 2006 and in accordance with SFAS 123R, the Company presents the cash flows resulting from the tax benefits arising from tax deductions in excess of the compensation cost recognized for stock award exercises (excess tax benefits) as financing cash flows.

(1A)	Retrospective Adoption of New Accounting Pronouncement – FSP APB 14-1

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon either mandatory or optional conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, “Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants.” Additionally, FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 requires retrospective application for all periods presented.

The adoption of FSP ABP 14-1 on January 1, 2009 impacted the historical accounting for our 3.75% senior subordinated convertible notes due 2034 as of December 6, 2004, the date that the notes were modified to allow holders to receive cash only for accreted principal upon settlement of the notes with any remainder of the conversion value payable in cash or common stock, thus qualifying the notes for treatment under FSP APB 14-1. The required retrospective adoption resulted in a decrease in long term debt (debt discount) of $26.5 million, an increase in deferred tax liabilities of $9.3 million, and an increase in additional paid in capital of $17.3 million at December 9, 2004. The debt discount was amortized using the effective interest rate method based on an annual effective rate of 7.0%, which represented a market interest rate for similar debt without a conversion option on the modification date. The debt discount was amortized through January 15, 2009, the first date that holders of the notes could exercise their put option and we could exercise our call option. See Note 9 for additional information on our senior subordinated convertible notes.

The following financial statement line items were affected by the change in accounting principle (amounts are in thousands, except per share data):

	As of and For the Year Ended December 31, 2008
	As reported	Adjustment to adopt FSP APB 14-1	As adjusted
Consolidated Balance Sheet
Current portion of long-term debt, net	$233,827	$(301)	$233,526
Total current liabilities	619,208	(301)	618,907
Long-term deferred taxes	272,077	105	272,182
Total liabilities	1,967,800	(196)	1,967,604
Additional paid-in capital	798,486	17,250	815,736
Retained earnings	1,204,521	(17,054)	1,187,467
Total stockholders’ equity	2,003,738	196	2,003,934
Consolidated Statement of Earnings
Interest expense	53,680	7,139	60,819
Earnings before income taxes	435,955	(7,139)	428,816
Income taxes	149,440	(2,498)	146,942
Net earnings	286,515	(4,641)	281,874
Net earnings per share - Basic	3.20	(.05)	3.15
Net earnings per share - Diluted	3.06	(.05)	3.01

	As of and For the Year Ended December 31, 2007
	As reported	Adjustment to adopt FSP APB 14-1	As adjusted
Consolidated Balance Sheet
Current portion of long-term debt, net	$331,103	$(7,440)	$323,663
Total current liabilities	667,530	(7,440)	660,090
Long-term deferred taxes	221,411	2,603	224,014
Total liabilities	1,663,378	(4,837)	1,658,541
Additional paid-in capital	757,318	17,250	774,568
Retained earnings	944,886	(12,413)	932,473
Total stockholders’ equity	1,789,806	4,837	1,794,643
Consolidated Statement of Earnings
Interest expense	52,195	6,660	58,855
Earnings before income taxes	383,657	(6,660)	376,997
Income taxes	133,624	(2,332)	131,292
Net earnings	250,033	(4,328)	245,705
Net earnings per share - Basic	2.83	(.05)	2.78
Net earnings per share - Diluted	2.68	(.04)	2.64

	For the Year Ended December 31, 2006
	As reported	Adjustment to adopt FSP APB 14-1	As adjusted
Consolidated Statement of Earnings
Interest expense	$44,801	$6,214	$51,015
Earnings before income taxes	292,872	(6,214)	286,658
Income taxes	99,548	(2,175)	97,373
Net earnings	193,324	(4,039)	189,285
Net earnings per share - Basic	2.23	(.05)	2.18
Net earnings per share - Diluted	2.13	(.05)	2.08

(2)	Business Acquisitions

2008 Acquisitions - During the year ended December 31, 2008, Roper completed six business combinations.  The results of operations of the acquired companies have been included in Roper’s consolidated results since the date of each acquisition.  Supplemental pro forma information has not been provided as the acquisitions did not have a material impact on Roper’s consolidated results of operations individually or in aggregate.

CBORD Acquisition - The largest of the 2008 acquisitions was the purchase of all outstanding shares of CBORD Holdings Corporation on February 20, 2008. CBORD, whose operations are reported in the RF Technology segment, is a provider of card systems and integrated security solutions to higher education, healthcare and other markets. CBORD’s principal facilities are located in Ithaca, New York. The aggregate gross purchase price was $375 million of cash, which includes amounts incurred for direct external transaction costs associated with the acquisition.

Roper acquired CBORD due to growth prospects in CBORD’s end markets of education and health care. In addition, CBORD has excellent customer retention and strong recurring revenues. We also see opportunities to realize complementary technologies within our RF Technology segment to CBORD’s product offerings.
The allocation of the purchase resulted in $158 million of identifiable intangible assets, and $258 million of goodwill. The following table (in thousands) summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition.

February 20, 2008
Current assets	$31,666
Other assets	4,916
Intangible assets	158,180
Goodwill	257,871
Total assets acquired	452,633
Current liabilities	(34,823)
Other liabilities	(42,887)
Net assets acquired	$374,923

Of the $158 million of acquired intangible assets, $28 million was assigned to trade names that are not subject to amortization. The remaining $130 million of acquired intangible assets have a weighted-average useful life of approximately 15 years. The intangible assets that make up that amount include customer relationships of $114 million (20 year weighted-average useful life), unpatented technology of $12 million (6 year weighted-average useful life), and protective rights of $4 million (5 year weighted-average useful life).

The majority of the $258 million of goodwill is not expected to be deductible for tax purposes.

Other 2008 acquisitions - The aggregate purchase price of all other acquisitions made in 2008 totaled $331 million, which includes amounts incurred for direct external transaction costs associated with the acquisitions.  We recorded approximately $219 million in goodwill and $122 million in other identifiable intangibles in connection with these acquisitions.  The majority of the goodwill is not expected to be deductible for tax purposes.

On March 20, 2008, we acquired the assets of Tech-Pro, Inc. a provider of industrial test instruments and software in our Energy Systems & Controls segment.

On June 18, 2008, we acquired all of the outstanding shares of Chalwyn Limited, a U.K.-based air shut-off valve provider in our Energy Systems & Controls segment.

On July 17, 2008, we acquired the assets, intellectual property and domain name of Getloaded.com, LLC, which adds new subscribers for our freight matching services in the RF Technology segment.

On August 27, 2008, we acquired the assets of Horizon Software Holdings, Inc., a leading provider of comprehensive software solutions and related services that complements CBORD’s higher education business to allow us to better serve the entire education spectrum. The operations of Horizon are reported in the RF Technology segment.

On September 10, 2008, we acquired all of the outstanding shares of Technolog Holdings Limited, a U.K.-based end-to-end solutions provider for network monitoring, pressure management, automatic meter reading and smart metering solutions. The operations of Technolog are reported in the RF Technology segment.

Of the $122 million of acquired intangible assets, $22 million was assigned to trade names that are not subject to amortization. The remaining $100 million of acquired intangible assets have a weighted-average useful life of approximately 13 years. The intangible assets that make up that amount include customer relationships of $82 million (14 year weighted-average useful life), unpatented technology of $14 million (9 year weighted-average useful life), protective rights of $2 million (7 year weighted-average useful life) and backlog of $2 million (1 year weighted-average useful life).

2007 Acquisitions - During the year ended December 31, 2007, Roper completed six business combinations for an aggregate purchase price of $106 million, which includes amounts incurred for direct external transaction costs associated with the acquisitions.  The results of operations of the acquired companies have been included in Roper’s consolidated results since the date of each acquisition.  Supplemental pro forma information has not been provided as the acquisitions did not have a material impact on Roper’s consolidated results of operations individually or in aggregate.  We recorded approximately $40 million in goodwill and $50 million in other identifiable intangibles in connection with these acquisitions.  The majority of the goodwill is not expected to be deductible for tax purposes.
On February 21, 2007, we acquired all the outstanding shares of JLT Mobile Computers, Inc., a provider of rugged computers and software for mobile computing. The operations of JLT are included in the Scientific and Industrial Imaging segment.

On February 28, 2007, we acquired the assets of DJ Instruments, a manufacturer and provider of pressure measurement sensors. The operations of DJ Instruments are included in the Energy Systems and Controls segment.

On March 22, 2007, we acquired the assets of Roda Deaco Valve Ltd., a Canadian-based developer and manufacturer of air intake cut-off devices. The operations of Roda Deaco are included in the Energy Systems and Controls segment.

On June 21, 2007, we acquired all the outstanding shares of Dynamic Instruments, Inc., including its wholly owned subsidiary, Hardy Instruments, Inc., a provider of audio recording, vibration monitoring and process control equipment for commercial and military markets. The operations of Dynamic Instruments are included in the Energy Systems and Controls segment.

On September 24, 2007, we acquired the assets of Black Diamond Advanced Technology, LLC, a provider of rugged mobile computers. The operations of Black Diamond are included in the RF Technology segment.

Of the $50 million of acquired intangible assets, $12 million was assigned to trade names that are not subject to amortization. The remaining $38 million of acquired intangible assets have a weighted-average useful life of approximately 10 years. The intangible assets that make up that amount include customer relationships of $35 million (10 year weighted-average useful life) and unpatented technology of $3 million (11 year weighted-average useful life).

2006 Acquisitions - During the year ended December 31, 2006, Roper completed five business combinations.  The results of operations of the acquired companies have been included in Roper’s consolidated results since the date of each acquisition.  Supplemental pro forma information has not been provided as the acquisitions did not have a material impact on Roper’s consolidated results of operations individually or in aggregate.

Dynisco Acquisition - The largest of the 2006 acquisitions was the purchase of all outstanding shares of Dynisco Parent, Inc., a provider of highly engineered sensors and software used in testing, measurement and control applications. The operations of Dynisco are included in the Energy Systems and Controls segment. Dynisco’s principal facilities are located in Franklin, Massachusetts; Akron, Ohio; and Grand Island, New York. The aggregate gross purchase price of the Dynisco acquisition was approximately $247 million of cash and includes amounts incurred for direct external transaction costs associated with the acquisition.

Roper acquired Dynisco as a strategic fit for our businesses which determine physical and elemental properties of various liquids and materials and to gain Dynisco’s base of recurring business, technical and engineering competencies, and market channels. The purchase price reflected these factors and Dynisco’s historically strong margins and operating cash flows, and its future prospects and growth potential.

The allocation of the purchase resulted in $120 million of identifiable intangible assets, and $153 million of goodwill, the majority of which is not expected to be deductible for tax purposes. The following table (in thousands) summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition.

November 30, 2006
Current assets	$28,924
Other assets	3,730
Intangible assets	119,690
Goodwill	153,297
Total assets acquired	305,641
Current liabilities	(33,201)
Other liabilities	(25,579)
Net assets acquired	$246,861

Of the $120 million of acquired intangible assets, $12 million was assigned to trade names that are not subject to amortization. The remaining $108 million of acquired intangible assets have a weighted-average useful life of approximately 17 years. The intangible assets that make up that amount include customer relationships of $89 million (19 year weighted-average useful life), unpatented technology of $11 million (9 year weighted-average useful life), software of $7 million (9 year weighted-average useful life), and patents of $1 million (8 year weighted-average useful life).

Other 2006 Acquisitions - The aggregate purchase price of all other acquisitions made in 2006 totaled $96 million, which includes amounts incurred for direct external transaction costs associated with the acquisitions.  We recorded approximately $63 million in goodwill and $26 million in other identifiable intangibles in connection with these acquisitions.  The majority of the goodwill is not expected to be deductible for tax purposes.

On April 5, 2006, the Company acquired all the outstanding shares of Sinmed Holding International B.V., a European-based maker of medical positioning equipment. The operations of Sinmed are included in the Scientific and Industrial Imaging segment.

On April 26, 2006, the Company acquired the assets of Intellitrans, LLC, a provider of asset tracking technology. The operations of Intellitrans are included in the RF Technology segment.

On July 25, 2006, the Company acquired all the outstanding shares of Lumenera Corporation, a Canadian-based developer and manufacturer of high performance digital cameras for industrial, scientific and security markets. The operations of Lumenera are included in the Scientific and Industrial Imaging segment.

On August 8, 2006, the Company acquired all the outstanding shares of AC Analytical Controls Holding B.V., a European-based provider of chromatographic analyzers for the petrochemical industry. The operations of AC Controls are included in the Energy Systems and Controls segment.

Of the $26 million of acquired intangible assets, $3 million was assigned to trade names that are not subject to amortization. The remaining $23 million of acquired intangible assets have a weighted-average useful life of approximately 9 years. The intangible assets that make up that amount include customer relationships of $16 million (11 year weighted-average useful life), unpatented technology of $5 million (5 year weighted-average useful life) and backlog of $1 million (2 year weighted-average useful life).

(3)	Inventories

The components of inventories at December 31 were as follows (in thousands):

	2008	2007
Raw materials and supplies	$120,604	$113,327
Work in process	26,913	28,503
Finished products	68,510	60,698
Inventory reserves	(30,108)	(28,390)
	$185,919	$174,138

(4)	Property, Plant and Equipment

The components of property, plant and equipment at December 31 were as follows (in thousands):

	2008	2007
Land	$2,947	$2,936
Buildings	59,821	52,795
Machinery, tooling and other equipment	229,486	207,906
	292,254	263,637
Accumulated depreciation and amortization	(179,791)	(156,124)
	$112,463	$107,513
Depreciation expense was $33,900, $31,805 and $29,939 for the years ended December 31, 2008, 2007 and 2006, respectively.

(5)	Goodwill

	Industrial Technology	Energy Systems and Controls	Scientific and Industrial Imaging	RF Technology	Total
	(in thousands)
Balances at December 31, 2006	$428,290	$364,548	$393,776	$464,594	$1,651,208

Goodwill acquired	—	49,325	7,929	3,239	60,493
Currency translation adjustments	13,735	7,750	9,437	3,925	34,847
Reclassifications and other	118	(40,739)	48	108	(40,465)
Balances at December 31, 2007	$442,143	$380,884	$411,190	$471,866	$1,706,083

Goodwill acquired	—	15,795	—	460,771	476,566
Currency translation adjustments	(18,482)	(8,800)	(10,838)	(21,677)	(59,797)
Reclassifications and other	—	(6,223)	126	2,097	(4,000)
Balances at December 31, 2008	$423,661	$381,656	$400,478	$913,057	$2,118,852

Goodwill acquired during the year ended December 31, 2008 was attributable to the acquisitions of CBORD, Tech-Pro, Chalwyn, Getloaded, Horizon and Technolog. The reclassifications and other are the result of final purchase price allocations from deferred tax accounting and final asset valuations related to 2007 acquisitions.

(6)	Other intangible assets, net

	Cost	Accum. amort.	Net book value
	(in thousands)
Assets subject to amortization:
Customer related intangibles	$504,850	$(99,079)	$405,771
Unpatented technology	46,116	(13,714)	32,402
Software	58,152	(24,278)	33,874
Patents and other protective rights	33,480	(18,246)	15,234
Backlog	16,560	(13,196)	3,364
Trade secrets	6,930	(3,443)	3,487
Assets not subject to amortization:
Trade names	119,373	—	119,373
Balances at December 31, 2007	$785,461	$(171,956)	$613,505

Assets subject to amortization:
Customer related intangibles	$683,130	$(137,794)	$545,336
Unpatented technology	70,693	(22,232)	48,461
Software	58,053	(30,215)	27,838
Patents and other protective rights	38,195	(21,998)	16,197
Backlog	18,257	(17,024)	1,233
Trade secrets	5,116	(3,890)	1,226
Assets not subject to amortization:
Trade names	163,729	—	163,729
Balances at December 31, 2008	$1,037,173	$(233,153)	$804,020

Amortization expense of other intangible assets was $64,017, $55,653, and $46,756 during the years ended 2008, 2007 and 2006, respectively. Estimated amortization expense for the five years subsequent to 2008 is $66,236, $62,078, $59,044, $56,120 and $54,565 for 2009, 2010, 2011, 2012 and 2013, respectively.

(7)	Accrued Liabilities

Accrued liabilities at December 31 were as follows (in thousands):

	2008	2007
Wages and other compensation	$63,878	$63,365
Commissions	13,419	14,081
Warranty	9,885	8,486
Accrued dividend	7,403	6,438
Deferred revenue	73,308	32,638
Billings in excess of cost	18,398	9,728
Customer deposits	13,825	8,794
Interest	18,649	6,299
Other	42,917	44,226
	$261,682	$194,055

(8)	Income Taxes – as adjusted, see Note 1A

Earnings before income taxes for the years ended December 31, 2008, 2007 and 2006 consisted of the following components (in thousands):
	2008	2007	2006
United States	$260,247	$247,181	$185,435
Other	168,569	129,816	101,223
	$428,816	$376,997	$286,658

Components of income tax expense for the years ended December 31, 2008, 2007 and 2006 were as follows (in thousands):
	2008	2007	2006
Current:
Federal	$77,920	$82,923	$53,937
State	12,309	6,940	4,896
Foreign	40,739	39,062	29,942
Deferred:
Federal	17,028	2,011	9,331
Foreign	(1,054)	356	(733)
	$146,942	$131,292	$97,373

Reconciliations between the statutory federal income tax rate and the effective income tax rate for the years ended December 31, 2008, 2007 and 2006 were as follows:

	2008	2007	2006
Federal statutory rate	35.00%	35.00%	35.00%
Extraterritorial income exclusion	—	—	(1.06)
Foreign rate differential	(2.59)	(1.69)	(1.18)
R&D tax credits	(0.42)	(0.45)	(0.37)
State taxes, net of federal benefit	2.06	1.97	1.71
Other, net	0.23	—	(0.11)
	34.28%	34.83%	33.99%

The deferred income tax balance sheet accounts arise from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes.

Components of the deferred tax assets and liabilities at December 31 were as follows (in thousands):

	2008	2007
Deferred tax assets:
Reserves and accrued expenses	$42,408	$31,352
Inventories	6,914	5,764
Net operating loss carryforwards	3,983	3,930
Foreign tax credits	1,244	7,862
R&D credits	757	747
Plant and equipment	2,134	1,999
Total deferred tax assets	$57,440	$51,654

Deferred tax liabilities:
Reserves and accrued expenses	$38,839	$46,183
Amortizable intangible assets	233,130	180,058
Other	213	215
Total deferred tax liabilities	$272,182	$226,456

At December 31, 2008, Roper had approximately $11.9 million of U.S. federal net operating loss carryforwards. If not utilized, these carryforwards will expire in years 2023 through 2027. Additionally, Roper had foreign tax credit carryforwards and research and development credit carryforwards. Roper has not recognized a valuation allowance since management has determined that it is more likely than not that the results of future operations will generate sufficient taxable income to realize these deferred tax assets.

The Company provides income taxes for unremitted earnings of foreign subsidiaries that are not considered permanently reinvested overseas. As of December 31, 2008, the approximate amount of earnings of foreign subsidiaries that the Company considers permanently reinvested and for which deferred taxes have not been provided was approximately $237.8 million. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability that would be payable if such earnings were not reinvested indefinitely.

The Company adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109,” on January 1, 2007. This Interpretation requires the Company to recognize in the consolidated financial statements only those tax positions determined to be “more likely than not” of being sustained upon examination based on the technical merits of the positions.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	2008	2007
Beginning balance	$20,773	$19,628
Additions for tax positions of prior periods	960	84
Additions for tax positions of the current period	3,086	2,876
Reductions for tax positions of prior years for:
Settlements with taxing authorities during the period	(1,609)	—
Lapse of applicable statute of limitations	(572)	(1,815)
Ending balance	$22,638	$20,773

The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $12.0 million. Interest and penalties related to unrecognized tax benefits are classified as a component of income tax expense and totaled $1.1 million in 2008. Accrued interest and penalties were $2.1 million at December 31, 2007 and $3.2 million at December 31, 2008. During the next twelve months, it is expected that the unrecognized tax benefits will be reduced by a net $1.1 million, due mainly to a lapse in the applicable statute of limitations.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state, city and foreign jurisdictions. The Company’s federal income tax returns for 2005 through the current period remain subject to examination and the relevant state, city and foreign statutes vary. There are no current tax examinations in progress where the Company expects the assessment of any significant additional tax in excess of amounts reserved.

(9)	Long-Term Debt – as adjusted, see Note 1A

On July 7, 2008, the Company entered into a new $1.1 billion unsecured credit facility with JPMorgan Chase Bank, N.A., as administrative agent, and a syndicate of lenders, which replaces its $1.355 billion amended and restated secured credit facility, dated as of December 13, 2004. The $1.1 billion facility is composed of a $350.0 million term loan facility maturing July 7, 2010 and a five year $750.0 million revolving credit facility maturing July 7, 2013. The Company may also, subject to compliance with specified conditions, request additional term loans or revolving credit commitments in an aggregate amount not to exceed $350.0 million.

On August 6, 2008, we issued $500 million aggregate principal amount of 6.625% senior notes due August 15, 2013 (the “Notes”).  The Notes bear interest at a fixed rate of 6.625% per year, payable semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2009. The interest payable on the Notes is subject to adjustment if either Moody’s Investors Service or Standard & Poor’s Ratings Services downgrades the rating assigned to the Notes.

We may redeem some or all of the Notes at any time or from time to time, at 100% of their principal amount plus a make-whole premium based on a spread to U.S. Treasury securities as described in the indenture relating to the Notes.

The Notes are unsecured senior obligations of the Company and rank equally in right of payment with all of the Company’s existing and future unsecured and unsubordinated indebtedness. The Notes are effectively subordinated to any of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes are not guaranteed by any of the Company’s subsidiaries and are effectively subordinated to all existing and future indebtedness and other liabilities of the Company’s subsidiaries.

Other debt includes $230 million of senior subordinated convertible notes due 2034.

Total debt at December 31 consisted of the following (table amounts in thousands):

	2008	2007
$350 million term loan	$350,000	$—
$750 million revolving credit facility	179,000	—
$955 million term loan	—	823,745
$400 million revolving credit facility	—	—
Senior Notes	500,000	—
Senior Subordinated Convertible Notes	230,000	230,000
Debt discount on convertible notes	(301)	(7,440)
Other	8,516	4,847
Total debt	1,267,215	1,051,152
Less current portion	233,526	323,663
Long-term debt	$1,033,689	$727,489

Our principal $1.1 billion credit facility, $500 million senior notes and $230 million senior subordinated convertible notes provide substantially all of our daily external financing requirements. The interest rate on the borrowings under the $1.1 billion credit facility is calculated based upon various recognized indices plus a margin as defined in the credit agreement. At December 31, 2008, the weighted average interest rate on the term and revolver loans was 1.90%. At December 31, 2008, our debt consisted of the $500 million senior notes, $230 million in senior subordinated convertible notes, $350 million term loans and a $179 million revolver balance. In addition, we had $8.5 million of other debt in the form of capital leases, several smaller facilities that allow for borrowings or the issuance of letters of credit in various foreign locations to support our non-U.S. businesses and $51 million of outstanding letters of credit at December 31, 2008. We expect that our available additional borrowing capacity combined with the cash flows expected to be generated from existing business will be sufficient to fund normal operating requirements and finance some additional acquisitions.

The Company recorded a $3.1 million non-cash pre-tax debt extinguishment charge in the third quarter of 2008 related to the early termination of the previous $1.355 billion secured credit facility. This charge reflects the unamortized fees associated with the $1.355 billion secured credit facility and was reported as other expense.

In December 2003, we issued through a public offering $230 million of 3.75% subordinated convertible notes due in 2034 at an original issue discount of 60.498% (the “Convertible Notes”). The Convertible Notes are subordinated in right of payment and collateral to all of our existing and future senior debt. Interest on the notes is payable semiannually, beginning July 15, 2004, until January 15, 2009. After that date, we will not pay cash interest on the notes prior to maturity unless contingent cash interest becomes payable. Instead, after January 15, 2009, interest will be recognized at the effective rate of 3.75% and will represent accrual of original issue discount, excluding any contingent cash interest that may become payable. We will pay contingent cash interest to the holders of the notes during any six month period commencing after January 15, 2009 if the average trading price of a note for a five trading day measurement period preceding the applicable six month period equals 120% or more of the sum of the issue price, accrued original issue discount and accrued cash interest, if any, for such note. The contingent cash interest payable per note in respect of any six month period will equal the annual rate of 0.25%. As originally issued, holders could convert their notes into 12.422 shares of our common stock (giving effect for the 2-for-1 stock split effective August 26, 2005), subject to adjustment, only (1) if the sale price of our common stock reaches, or the trading price of the notes falls below, specified thresholds, (2) if the notes are called for redemption, or (3) if specified corporate transactions have occurred. Upon conversion, we would have had the right to deliver, in lieu of our common stock, cash or common stock or a combination of cash and common stock. On December 6, 2004, the Company completed a consent solicitation to amend the notes such that the Company pays the same conversion value upon conversion of the notes, but changes how the conversion value is paid. In lieu of receiving exclusively shares of common stock or cash upon conversion, noteholders would receive cash up to the value of the accreted principal amount of the notes converted and, at the Company’s option, any remainder of the conversion value would be paid in cash or shares of common stock. Holders may require us to purchase all or a portion of their notes on January 15, 2009 at a price of $395.02 per note, on January 15, 2014 at a price of $475.66 per note, on January 15, 2019 at a price of $572.76 per note, on January 15, 2024 at a price of $689.68 per note, and on January 15, 2029 at a price of $830.47 per note, in each case plus accrued cash interest, if any, and accrued contingent cash interest, if any. We may only pay the purchase price of such notes in cash and not in common stock. In addition, if we experience a change in control, each holder may require us to purchase for cash all or a portion of such holder’s notes at a price equal to the sum of the issue price plus accrued original issue discount for non-tax purposes, accrued cash interest, if any, and accrued contingent cash interest, if any, to the date of purchase.

As of September 30, 2005, our $230 million of senior subordinated convertible notes were reclassified from long term to short term debt as the notes became convertible on October 1, 2005 based upon the Company’s common stock trading above the trigger price for at least 20 trading days during the 30 consecutive trading-day periods ending on September 30, 2005.

The adoption of FSP APB 14-1 requires us to separately account for the liability and equity components of our 3.75% senior subordinated convertible notes in a manner that reflects our nonconvertible debt borrowing rate when interest cost is recognized.  At December 31, 2008, the unamortized discount had a remaining period of 15 days.  Interest expense related to the notes was as follows (amounts in thousands):

	Years ended December 31,
	2008	2007	2006
Contractual (stated) interest	$8,625	$8,625	$8,625
Amortization of debt discount	7,139	6,660	6,214
Interest expense	$15,764	$15,285	$14,839

At December 31, 2008, the conversion price on the outstanding notes was $395.02.  If converted at December 31, 2008, the value would have exceeded the $230 million principal amount of the notes by approximately $68 million and would result in the issuance of 1,650,900 shares of our common stock.

Our $1.1 billion credit facility contains various affirmative and negative covenants which, among other things, limit our ability to incur new debt, prepay subordinated debt, make certain investments and acquisitions, sell assets and grant liens, make restricted payments (including the payment of dividends on our common stock) and capital expenditures, or change our line of business. We also are subject to financial covenants which require us to limit our consolidated total leverage ratio and to maintain a consolidated interest coverage ratio. The most restrictive covenant is the consolidated total leverage ratio which is limited to 3.5.

At December 31, 2008, and 2007, the Company was in compliance with our debt covenants.

Future maturities of long-term debt during each of the next five years ending December 31 and thereafter were as follows (in thousands):

2009	$233,526
2010	351,847
2011	1,023
2012	523
2013	679,340
Thereafter	956
$1,267,215

(10)	Retirement and Other Benefit Plans

Roper maintains eight defined contribution retirement plans under the provisions of Section 401(k) of the Internal Revenue Code covering substantially all U.S. employees not subject to collective bargaining agreements. Roper partially matches employee contributions. Its costs related to these plans were $12.9 million, $10.3 million and $9.9 million for 2008, 2007 and 2006, respectively.

Roper also maintains various defined benefit retirement plans covering employees of non-U.S. and certain U.S. subsidiaries and a plan that supplements certain employees for the contribution ceiling applicable to the Section 401(k) plans. The costs and accumulated benefit obligations associated with each of these plans were not material.

(11)	Stock-Based Compensation

The Roper Industries, Inc. Amended and Restated 2006 Incentive Plan (“2006 Plan”) is a stock-based compensation plan used to grant incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights or equivalent instruments to the Company’s employees, officers, directors and consultants. The 2006 Plan replaced the Amended and Restated 2000 Incentive Plan (“2000 Plan”), and no additional grants will be made from the 2000 Plan or the Non-employee Director Plan. The number of shares reserved for issuance under the 2006 plan is 8,000,000, plus the 17,000 remaining shares that were available to grant under the 2000 Plan at June 28, 2006, plus any shares underlying outstanding awards under the 2000 plan that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason subsequent to June 28, 2006. At December 31, 2008, 5,429,000 shares were available to grant.

In the Roper Industries, Inc., Employee Stock Purchase Plan (“ESPP”), all employees in the U.S. and Canada are eligible to designate up to 10% of eligible earnings to purchase Roper’s common stock at a discount to the average closing price of its common stock at the beginning and end of a quarterly offering period. Effective January 1, 2008, the ESPP was modified to change the discount from 10% to 5%. The common stock sold to the employees may be either treasury stock, stock purchased on the open market, or newly issued shares.

The Company recognized stock based compensation expense of $30.9 million and $20.7 million for the years ended December 31, 2008 and 2007, respectively. The total tax effect recognized in net income related to stock based compensation during 2008 and 2007 was $10.8 million and $7.2 million, respectively. The tax benefit from option exercises and restricted stock vesting under all plans totaled approximately $5.6 million and $5.7 million in 2008 and 2007, respectively.

Stock Options – Stock options are typically granted at prices not less than 100% of market value of the underlying stock at the date of grant. Stock options typically vest over a period of up to three to five years from the grant date and generally expire seven to ten years after the grant date. The Company recorded $8.2 and $5.1 million of compensation expense relating to outstanding options during 2008 and 2007, respectively, as a component of corporate and certain segment general and administrative expenses.

The Company estimates the fair value of its option awards using the Black-Scholes option valuation model that uses the assumptions noted in the following table. The stock volatility for each grant is measured using the weighted average of historical daily price changes of the Company’s common stock over the most recent period equal to the expected life of the grant. The expected term of options granted is derived from historical data to estimate option exercises and employee terminations, and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The weighted average fair value of options granted in 2008, 2007 and 2006 were calculated using the following weighted average assumptions:

	2008	2007	2006
Weighted average fair value ($)	12.83	15.50	13.19
Risk-free interest rate (%)	2.87	4.69	4.67
Average expected option life (years)	5.02	5.02	4.51
Expected volatility (%)	21.10	23.08	28.24
Expected dividend yield (%)	0.53	0.50	0.54

The following table summarizes the Company’s activities with respect to its stock option plans for the year ended December 31, 2008:
	Number of shares	Weighted average exercise price per share	Weighted average contractual term	Aggregate intrinsic value
Outstanding at January 1, 2008	3,656,000	$ 30.84

Granted	1,051,000	55.50
Exercised	(463,000)	23.59
Canceled	(57,000)	46.74
Outstanding at December 31, 2008	4,187,000	37.77	5.20	$ 42,411,000
Exercisable at December 31, 2008	2,611,000	$ 28.06	4.01	$ 42,285,000

The following table summarizes information for stock options outstanding at December 31, 2008:

	Outstanding options			Exercisable options
Exercise price	Number	Average exercise price	Average remaining life (years)	Number	Average exercise price
$ 3.97 – 20.00	609,000	$ 17.72	3.5	609,000	$ 17.72
20.01 - 30.00	894,000	21.82	3.8	894,000	21.82
30.01 – 40.00	597,000	31.45	3.8	593,000	31.39
40.01 – 50.00	500,000	43.62	4.3	332,000	43.64
50.00 – 60.00	1,559,000	54.81	7.4	180,000	53.64
60.00 – 70.81	28,000	64.10	7.6	3,000	64.44
$ 3.97 – 70.81	4,187,000	$ 37.77	5.2	2,611,000	$ 28.06

At December 31, 2008, there was $14.5 million of total unrecognized compensation expense related to nonvested options granted to both employees and directors under the Company’s share-based payment plans. That cost is expected to be recognized over a weighted-average period of 2.5 years. The total intrinsic value of options exercised in 2008 and 2007 was $16.3 million and $29.8 million, respectively. Cash received from option exercises under all plans in 2008 and 2007 was approximately $11.0 million and $15.3 million, respectively.

Restricted Stock Awards - During 2008 and 2007, the Company granted 610,000 and 240,000 shares, respectively, of restricted stock to certain employee and director participants under the 2006 Plan. Restricted stock awards generally vest over a period of 1 to 3 years. The weighted average fair value of the shares granted in 2008 was $55.68 per share. The Company recorded approximately $22.7 million and $15.3 million of compensation expense related to outstanding shares of restricted stock held by employees and directors during 2008 and 2007, respectively. A summary of the Company’s nonvested shares activity for 2008 is as follows:

	Number of shares	Weighted average fair value
Nonvested at January 1, 2008	663,000	$ 43.13

Granted	610,000	55.68
Vested	(476,000)	51.65
Forfeited	(5,000)	54.45

Nonvested at December 31, 2008	792,000	$ 53.83

At December 31, 2008, there was $25.4 million of total unrecognized compensation expense related to nonvested shares granted to both employees and directors under the Company’s share-based payment plans. That cost is expected to be recognized over a weighted-average period of 3.1 years. There were 476,000 and 231,000 shares that vested during 2008 and 2007, respectively. Unrecognized compensation expense related to nonvested shares of restricted stock awards is recorded as a reduction to additional paid-in capital in shareholder’s equity at December 31, 2008.

Employee Stock Purchase Plan - During 2008, 2007 and 2006, participants of the ESPP purchased 34,000, 33,000 and 38,000 shares, respectively, of Roper’s common stock for total consideration of $1.9 million, $1.7 million, and $1.6 million, respectively. All of these shares were purchased from Roper’s treasury shares. The Company recorded $0, $250,000, and $227,000 of compensation expense relating to the stock purchase plan during 2008, 2007 and 2006, respectively.

(12)	Common Stock Transactions

At the 2006 Shareholder Meeting, shareholders approved an amendment to the Restated Certificate of Incorporation, to eliminate time phase voting and give all outstanding shares of common stock of the Company one vote on matters properly submitted to the shareholders of the Company for their vote. Previously, Roper’s restated Certificate of Incorporation provided that each outstanding share of Roper’s common stock entitled the holder thereof to five votes per share, except that holders of outstanding shares with respect to which there had been a change in beneficial ownership during the four years immediately preceding the applicable record date would have been entitled to one vote per share.

On January 8, 2006, the Roper Shareholder Rights Plan expired. This plan had provided that one Preferred Stock Purchase Right (a “Right”) accompanied each outstanding share of common stock. Such Rights only became exercisable, or transferable apart from the common stock, ten business days after a person or group acquires various specified levels of beneficial ownership.

(13)	Contingencies

Roper, in the ordinary course of business, is the subject of, or a party to, various pending or threatened legal actions, including those pertaining to product liability and employment practices. It is vigorously contesting all lawsuits that, in general, are based upon claims of the kind that have been customary over the past several years. After analyzing the Company’s contingent liabilities on a gross basis and, based upon past experience with resolution of its product liability and employment practices claims and the limits of the primary, excess, and umbrella liability insurance coverages that are available with respect to pending claims, management believes that adequate provision has been made to cover any potential liability not covered by insurance, and that the ultimate liability, if any, arising from these actions should not have a material adverse effect on the consolidated financial position, results of operations or cash flows of Roper.

Over recent years there has been a significant increase in certain U.S. states in asbestos-related litigation claims against numerous industrial companies. Roper or its subsidiaries have been named defendants in some such cases. No significant resources have been required by Roper to respond to these cases and Roper believes it has valid defenses to such claims and, if required, intends to defend them vigorously. Given the state of these claims it is not possible to determine the potential liability, if any.

Roper’s rent expense was approximately $24.8 million, $25.4 million and $21.8 million for 2008, 2007 and 2006, respectively. Roper’s future minimum property lease commitments totaled $93.6 million at December 31, 2008. These commitments included $24.2 million in 2009, $19.2 million in 2010, $13.0 million in 2011, $10.2 million in 2012, $8.0 million in 2013 and $19.0 million thereafter.

A summary of the Company’s warranty accrual activity for the year ended December 31, 2008 is presented below (in thousands):

Balance at beginning of year	Additions charged to costs and expenses	Deductions	Other	Balance at end of year
$ 8,486	9,920	(8,415)	(106)	$ 9,885

At December 31, 2008 the Company had outstanding surety bonds of $239 million.

(14)	Segment and Geographic Area Information

Our operations are reported in four market-focused segments around common customers, markets, sales channels, technologies and common cost opportunities. The segments are: Industrial Technology, Energy Systems and Controls, Scientific and Industrial Imaging, and RF Technology. Products included within the Industrial Technology segment are industrial pumps, flow measurement and metering equipment, and industrial valves and controls, and equipment and consumables for materials analysis and industrial leak testing. The Energy Systems and Controls segment’s products include control systems, equipment and consumables for fluid properties testing, vibration and other non-destructive inspection and measurement products and services. Our Scientific and Industrial Imaging segment offers high performance digital imaging products and software, patient positioning products and software in medical applications and handheld and vehicle mounted computers and software. The RF Technology segment includes products and systems related to comprehensive toll and traffic systems and processing, security and access control, campus card systems, freight matching, mobile asset tracking and water sub-metering and remote temperature monitoring applications. Roper’s management structure and internal reporting are also aligned consistent with these four segments.

There were no material transactions between Roper’s business segments during 2008, 2007 and 2006. Sales between geographic areas are primarily of finished products and are accounted for at prices intended to represent third-party prices. Operating profit by business segment and by geographic area is defined as sales less operating costs and expenses. These costs and expenses do not include unallocated corporate administrative expenses. Items below income from operations on Roper’s statement of earnings are not allocated to business segments.

Identifiable assets are those assets used primarily in the operations of each business segment or geographic area. Corporate assets were principally comprised of cash, recoverable insurance claims, deferred compensation assets, unamortized deferred financing costs and property and equipment.

Selected financial information by business segment for 2008, 2007 and 2006 follows (in thousands):

	Industrial Technology	Energy Systems and Controls	Scientific and Industrial Imaging	RF Technology	Corporate	Total
2008
Net sales	$687,622	$548,214	$375,542	$694,993	$—	$2,306,371
Operating profit	178,270	126,609	74,739	159,787	(53,244)	486,161
Total assets:
Operating assets	184,445	199,049	126,657	246,785	6,375	763,311
Intangible assets, net	639,988	538,367	473,655	1,270,862	—	2,922,872
Other	6,814	3,522	24,322	(12,975)	(8,405)	13,278
Total						3,699,461
Capital expenditures	12,385	6,618	2,895	7,905	244	30,047
Depreciation and other amortization	24,899	19,568	17,780	38,439	2,422	103,108
2007
Net sales	$644,436	$516,420	$376,163	$565,030	$—	$2,102,049
Operating profit	164,750	126,367	73,230	117,057	(43,050)	438,354
Total assets:
Operating assets	183,639	209,152	129,342	191,889	8,060	722,082
Intangible assets, net	671,806	550,798	497,072	599,912	—	2,319,588
Other	37,665	30,749	21,601	23,236	74,410	187,661
Total						3,229,331
Capital expenditures	9,687	6,749	4,752	8,823	96	30,107
Depreciation and other amortization	25,601	19,093	18,183	28,079	2,224	93,180
2006
Net sales	$549,993	$343,699	$338,906	$468,136	$—	$1,700,734
Operating profit	128,668	90,390	72,485	81,068	(34,958)	337,653
Total assets:
Operating assets	175,426	184,653	133,899	145,876	7,258	647,112
Intangible assets, net	669,491	438,261	478,356	609,236	—	2,195,344
Other	4,348	6,728	20,283	(10,949)	(39,215)	(18,805)
Total						2,823,651
Capital expenditures	11,966	10,108	3,595	6,194	290	32,153
Depreciation and other amortization	26,256	8,383	16,212	28,979	2,214	82,044

Summarized data for Roper’s U.S. and foreign operations (principally in Canada, Europe and Asia) for 2008, 2007 and 2006, based upon the country of origin of the Roper entity making the sale, was as follows:

	United States	Non-U.S.	Eliminations	Total
	(in thousands)
2008
Sales to unaffiliated customers	$1,709,844	$596,507	$—	$2,306,351
Sales between geographic areas	102,954	182,551	(285,505)	—
Net sales	$1,812,798	$779,058	$(285,505)	$2,306,351
Long-lived assets	$122,005	$29,131	$—	$151,136
2007
Sales to unaffiliated customers	$1,572,660	$529,389	$—	$2,102,049
Sales between geographic areas	90,268	165,735	(256,003)	—
Net sales	$1,662,928	$695,124	$(256,003)	$2,102,049
Long-lived assets	$125,800	$27,439	$—	$153,239
2006
Sales to unaffiliated customers	$1,305,772	$394,962	$—	$1,700,734
Sales between geographic areas	86,491	120,502	(206,993)	—
Net sales	$1,392,263	$515,464	$(206,993)	$1,700,734
Long-lived assets	$118,692	$26,241	$—	$144,933

Export sales from the United States during the years ended December 31, 2008, 2007 and 2006 were $358 million, $359 million and $234 million, respectively. In the year ended December 31, 2008, these exports were shipped primarily to Europe (26%), Canada (15%), Middle East (13%), Japan (7%), China (6%), South America (6%), rest of Asia (17%), and other (10%).

Sales to customers outside the United States accounted for a significant portion of Roper’s revenues. Sales are attributed to geographic areas based upon the location where the product is ultimately shipped. Roper’s net sales for the years ended December 31, 2008, 2007 and 2006 are shown below by region, except for Canada, which is the only country in which we have had greater than 5% of our total sales for any of the three years presented.

	Industrial Technology	Energy Systems and Controls	Scientific and Industrial Imaging	RF Technology	Total
	(in thousands)
2008
Canada	$39,831	$40,951	$8,814	$30,909	$120,505
Europe	110,590	171,627	111,373	21,372	414,962
Asia	50,333	90,265	69,820	4,473	214,891
Middle East	3,766	23,506	1,576	34,418	63,266
Rest of the world	27,406	58,330	7,732	11,993	105,461
Total	$231,926	$384,679	$199,315	$103,165	$919,085

2007
Canada	$39,841	$38,306	$6,331	$31,506	$115,984
Europe	97,394	163,640	111,614	5,073	377,721
Asia	43,873	84,925	68,721	907	198,426
Middle East	3,722	27,171	1,381	52,669	84,943
Rest of the world	22,311	45,194	7,569	6,426	81,500
Total	$207,141	$359,236	$195,616	$96,581	$858,574

2006
Canada	$34,259	$19,763	$4,668	$25,908	$84,598
Europe	81,799	115,790	87,822	2,534	287,945
Asia	39,248	44,589	65,277	517	149,631
Middle East	3,815	25,573	1,119	4,348	34,855
Rest of the world	12,823	34,014	5,454	953	53,244
Total	$171,944	$239,729	$164,340	$34,260	$610,273

(15)	Concentration of Risk

Financial instruments which potentially subject the Company to credit risk consist primarily of cash, cash equivalents and trade receivables.

The Company maintains cash and cash equivalents with various major financial institutions. Cash equivalents include investments in commercial paper of companies with high credit ratings, investments in money market securities and securities backed by the U.S. Government. At times such amounts may exceed the F.D.I.C. limits. The Company limits the amount of credit exposure with any one financial institution and believes that no significant concentration of credit risk exists with respect to cash investments.

Trade receivables subject the company to the potential for credit risk with customers. To reduce credit risk, the Company performs ongoing evaluations of its customers’ financial condition.

(16)	Quarterly Financial Data (unaudited) – as adjusted, see Note 1A

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
2008
Net sales	$542,995	$594,414	$593,100	$575,862
Gross profit	276,390	305,330	308,760	297,808
Income from operations	108,266	126,541	132,299	119,055
Net earnings	62,451	74,523	74,029	70,871

Earnings from continuing operations after change in accounting principle per common share:
Basic	0.70	0.83	0.83	0.79
Diluted	0.67	0.79	0.79	0.77

2007
Net sales	$478,427	$530,636	$532,902	$560,084
Gross profit	238,148	262,395	271,779	286,073
Income from operations	92,851	107,956	113,738	123,809
Net earnings	50,380	60,157	64,049	71,119

Earnings from continuing operations after change in accounting principle per common share:
Basic	0.57	0.68	0.72	0.80
Diluted	0.55	0.65	0.68	0.76

The sum of the four quarters may not agree with the total for the year due to rounding.